SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 12, 2004

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 12. Results of Operations and Financial Condition.

On August 11, 2004, FiberMark announced its second-quarter 2004 results. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: August 12, 2004	By:	/s/ John E. Hanley

John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description

99.1	Press release dated August 11, 2004

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and
Corporate Communications
802 257 5981

FIBERMARK ISSUES SECOND-QUARTER 2004 RESULTS

BRATTLEBORO, VERMONT, August 11, 2004—FiberMark, Inc., (OTCBB: FMKIQ) today reported net income of $0.6 million, or $0.08 per share, for the second quarter ended June 30, 2004, compared with a net loss of $8.5 million, or $1.21 per share, for the same 2003 quarter. Second-quarter results reflected two significant items related to the company’s voluntary chapter 11 filing on March 30, 2004. Interest expense declined by $8.1 million, reflecting the cessation of interest expense accruals on the company’s senior notes—beginning in April 2004—while its chapter 11 cases are pending. Additionally, second-quarter results included $2.0 million in reorganization expenses, of which $0.9 million were cash expenditures.

Net sales in the second quarter of 2004 were $111.0 million compared with $105.0 million for the same quarter in 2003, an increase of $6.0 million or 5.7%. Currency translation accounted for $3.4 million of the first-quarter 2004 sales increase. Net of currency translation, current year net sales increased by $2.6 million or 2.5% versus last year. Sales from German operations in the second quarter of 2004 were $52.6 million compared with $49.3 million in the prior-year quarter, an increase of $3.3 million or 6.7%. Excluding $2.9 million of translation effects from a stronger euro, sales from German operations grew by $0.4 million or 0.8%. Second-quarter 2004 sales from North American operations were $58.4 million compared with $55.7 million in the prior-year quarter, an increase of $2.7 million or 4.8%. Foreign exchange translation effects accounted for $0.5 million of the increase.

According to Alex Kwader, chairman and chief executive officer, the improvement from the company’s 2003 net loss to its second-quarter 2004 net income was primarily attributable to the following factors: interest expense declined by $8.1 million, largely due to the cessation of interest expense accruals on the senior notes upon the commencement of the company’s chapter 11 cases; a $1.8 million increase in income from operations, reflecting lower fixed costs, improved operating efficiencies and higher gross margins, partially offset by increased SG&A expenses and $2.0 million in 2004 chapter 11-related reorganization expenses. "We delivered higher operating income in our German operations and substantially lowered the operating loss in North American operations versus last year," Kwader said.

Overall, second-quarter 2004 showed sales improvement versus the second quarter of 2003, Kwader said. "On a euro basis, German operations sales were slightly higher than the strong 2003 quarter, delivering gains in automotive filter media and nonwoven wallcovering base, partially offset by continued weakness in vacuum bag filtration," Kwader said. North American operations sales improved, reflecting significant significant gains in publishing and packaging and m modest gains in office products, which more than offset weakness in our technical specialties markets. "Sequentially, we saw particularly strong gains in publishing and packaging, with gains in our decorative packaging business and a stronger elementary-high school textbook season."

In the second quarter of 2004, earnings before interest, taxes, depreciation, amortization and reorganization expenses (EBITDAR), excluding 2004 reorganization charges related to the company’s March 30, 2004, chapter 11 filing, improved from $7.9 million to $10.4 million in the prior-year quarter, largely reflecting fixed-cost reductions, operational productivity improvements and foreign exchange benefits. Compared with the first quarter of 2004, EBITDAR improved modestly in the U.S. and was seasonally down in Germany. FiberMark believes that such non-GAAP financial information assists investors and others by providing financial information in a format that presents comparable financial trends of ongoing business activities.

The company continues to aim for completion of its financial reorganization and emergence from chapter 11 by year end, Kwader said. At the company’s request, FiberMark’s exclusive right to propose a Plan of Reorganization was extended by the Bankruptcy Court to November 15, 2004.

"In general, we are pleased with the improvement of FiberMark’s operational performance over the past three months," Kwader added. "With the loyalty and support of our customers, vendors and employees, we are making steady progress toward completing our financial reorganization, and positioning FiberMark for long-term strength and success."

Liquidity

As of June 30, 2004, FiberMark’s cash position was $11.6 million worldwide. Since March 30, the company has funded its operations entirely with cash on hand and cash flow from operations and has not found it necessary to draw down any of its $30 million debtor-in-possession (DIP) facility covering the FiberMark North American entities that filed for chapter 11 protection. The DIP facility, which received final approval from the Bankruptcy Court on April 27, 2004, continues to be available as needed during the chapter 11 process to help fund North American operations. German operations, which were not included in the company’s chapter 11 filing, had $16.4 million of outstanding borrowings at June 30, 2004, on its revolving credit facilities, compared with $24.0 million as of March 31, 2004. FiberMark’s pro-forma unused borrowing capacity as of the end of the second quarter was $37.9 million. Capital expenditures were $3.5 million in the second quarter and $5.4 million for the first six months of 2004.

Six-months Results

For the six months ended June 30, 2004, the company reported a net loss of $16.3 million compared with a net loss of $13.9 million in the same 2003 period. The larger loss was primarily attributable to reorganization expenses of $13.9 million in 2004 related to the chapter 11 filing. The reorganization expenses were partially offset by two factors: lower interest expense of $7.9 million, primarily due to the cessation of interest expense accruals on the senior notes beginning at the commencement of the company’s chapter 11 cases; and higher income from operations of $3.0 million reflecting higher gross margins partially offset by increased SG&A expenses. The income statements for the 2003 and 2004 periods reflect the reclassification of the first quarters’ foreign exchange gain from cost of sales to foreign exchange transaction gain, which had no effect on net income, but reduced income from operations.

Net sales for the six months ended June 30, 2004, were $223.4 million versus $210.3 million in the corresponding 2003 period, an increase of $13.1 million or 6.2%. Currency translation increased year-to-date 2004 sales by $11.7 million compared with 2003. Net of currency translation, current year net sales increased by $1.4 million or 0.7% versus last year.

Net sales from German operations in the six months ended June 30, 2004, were $108.2 million compared with $97.7 million in the prior-year period, an increase of $10.5 million or 10.7%. Excluding the translation effects from a stronger euro, which accounted for $10.8 million in sales for the 2004 six-month period, sales from German operations were essentially equal compared with last year. Net sales from North American operations were $115.3 million in the first half of 2004 compared with $112.6 million in the prior-year period, an increase of $2.7 million or 2.4%. Foreign exchange translation effects accounted for $0.9 million of the increase.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, electrical and graphic arts applications; wallpaper, building materials and sandpaper; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This press release contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Forms 10K as filed with the SEC on March 30, 2004, which is accessible on the company's Web site: www.fibermark.com .

(tables follow)

FIBERMARK, INC. Condensed Consolidated Statements of Operations Three Months Ended June 30, 2004 and 2003 (In thousands, except per share amounts) Unaudited

	2004	2003

Net sales	$111,011	$104,975

Cost of sales	92,162	89,597

Gross profit	18,849	15,378

Selling, general and administrative expenses	12,486	10,828

Income from operations	6,363	4,550

Foreign exchange transaction (gain) loss	(44)	625
Other expense, net	198	304
Interest expense, net (excluding post-petition contractual interest of $8,525 in 2004)	662	8,774
Reorganization expense	1,957	-

Income (loss) before income taxes	3,590	(5,153)

Income tax expense	3,000	3,363

Net income (loss)	$590	$(8,516)

Basic earnings (loss) per share	$0.08	$(1.21)

Diluted earnings (loss) per share	$0.08	$(1.21)

Weighted average basic shares outstanding	7,066	7,066
Weighted average diluted shares outstanding	7,066	7,066

FIBERMARK, INC. Condensed Consolidated Statements of Operations Six Months Ended June 30, 2004 and 2003 (In thousands, except per share amounts) Unaudited

	2004	2003

Net sales	$223,439	$210,289

Cost of sales	183,346	174,726

Gross profit	40,093	35,563

Selling, general and administrative expenses	24,574	23,066

Income from operations	15,519	12,497

Foreign exchange transaction loss (gain)	(271)	609
Other expense, net	934	261
Interest expense, net (excluding post-petition contractual interest of $8,617 in 2004)	9,610	17,473
Reorganization expense	13,942	-

Loss before income taxes	(8,696)	(5,846)

Income tax expense	7,564	8,073

Net loss	$(16,260)	$(13,919)

Basic loss per share	$(2.30)	$(1.97)

Diluted loss per share	$(2.30)	$(1.97)

Weighted average basic shares outstanding	7,066	7,066
Weighted average diluted shares outstanding	7,066	7,066

FIBERMARK, INC. Condensed Consolidated Balance Sheets (In thousands, except share and per share amounts) Unaudited

	June 30, 2004	December 31, 2003

ASSETS
Current assets:
Cash	$11,576	$6,111
Accounts receivable, net of allowances	66,940	53,752
Inventories	64,980	63,443
Prepaid expenses	2,924	1,671

Total current assets	146,420	124,977

Property, plant and equipment, net	242,345	248,194
Goodwill	8,347	8,602
Other intangible assets, net	3,347	12,745
Other long-term assets	1,532	1,601
Other pension assets	3,472	3,588

Total assets	$405,463	$399,707

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Revolving credit line	$16,427	$5,906
Current portion of long-term debt	-	3,955
Accounts payable	23,521	23,168
Accrued liabilities	20,267	22,013
Accrued income taxes payable	6,687	9,930
Deferred income taxes	633	656

Total current liabilities not subject to compromise	67,535	65,628

Long-term liabilities:
Long-term debt	-	338,749
Deferred income taxes	14,983	15,528
Other long-term liabilities	44,142	48,654

Total long-term liabilities not subject to compromise	59,125	402,931

Liabilities subject to compromise	367,480	-

Total liabilities	494,140	468,559

Stockholders’ deficit
Preferred stock, par value $.001 per share;
2,000,000 shares authorized, and none issued	-	-
Series A Junior participatory preferred stock, par value $.001;
7,066 shares authorized, and none issued	-	-
Common stock, par value $.001 per share; 20,000,000 shares authorized
7,070,026 and 7,066,226 shares issued and outstanding in 2004 and 2003	7	7
Additional paid-in capital	65,496	65,496
Accumulated deficit	(165,371)	(149,111)
Accumulated other comprehensive income	11,226	14,791
Less treasury stock, 3,800 shares at cost in 2004 and 2003	(35)	(35)

Total stockholders’ deficit	(88,677)	(68,852)

Total liabilities and stockholders’ deficit	$405,463	$399,707

FIBERMARK, INC.
Supplemental Financial Information
Reconciliation of Net Loss to EDITDAR

	Three Months Ended June 30,		Variance

	2004	2003	$	%

Net Income (Loss)	590	(8,516)	9,106	107%

Adjustments to reconcile to EBITDAR
Income taxes	3,000	3,363	(363)
Net interest	662	8,774	(8,112)
Chapter 11 reorganization expense	1,957	-	1,957
Depreciation and amortization	4,215	4,251	(36)

	9,834	16,388	(6,554)

EBITDAR	10,424	7,872	2,552	32%

EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and reorganization expenses.